Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2023 FIRST QUARTER NET SALES

ANOTHER CONSECUTIVE QUARTER OF RECORD SALES PERFORMANCE; RAISES 2023 GUIDANCE

New York, New York, April 19, 2023: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that for the three months ended March 31, 2023, net sales rose to a record $312 million, a 24% increase from $251 million in the first quarter of 2022. At comparable foreign currency exchange rates, consolidated first quarter net sales increased 27% from the first quarter of 2022. Of note, the average dollar/euro exchange rates for the 2023 and 2022 first quarters were 1.07 and 1.12, respectively, leading to a negative 2.4% foreign exchange impact. The Company plans to announce first quarter results on Monday, May 8, 2023.

Net Sales:

	Three months ended March 31,
(in millions)	2023	2022	% Change

European based product sales	$230	$182	26%
United States based product sales	82	69	19%
	$312	$251	24%

Jean Madar, Chairman & Chief Executive Officer of Inter Parfums stated, “Net sales for the quarter ended March 31, 2023 were not only a first quarter record but were also the highest for any quarter in our history. Our European operations grew sales by 26% in dollars or 29% in constant currency with our three largest brands generating exceptional growth. In dollars, Jimmy Choo, Montblanc and Coach sales rose 63%, 28%, and 24%, respectively. Additionally, sales by several of our mid-sized brands started the year on a strong note, most notably Karl Lagerfeld, Boucheron and Rochas, all of which achieved double-digit sales growth. While our European operations launched a number of brand extensions, including Jimmy Choo Blossom, Eau de Rochas Citron Soleil, Montblanc Signature Absolue and Kate Spade Chérie, the sales gains were primarily due to established lines.”

Mr. Madar continued, “Our U.S. operations also had a strong start growing 19% off a high 2022 base when first quarter sales had expanded 77%. This increase was driven by the addition and extension of Donna Karan and DKNY to our portfolio and double-digit growth for Ferragamo and Oscar de la Renta, following successful brand extensions. Additionally, we introduced brand extensions within established lines for Abercrombie & Fitch, and MCM. After the challenging lockdowns, the progressive reopening of China buoyed the Ferragamo and Anna Sui brands. As expected, the ERP implementation weighed on our quarterly results, impacting GUESS disproportionately which was flat off a high base in 2022, but we have strong orders that we will be fulfilling during the second quarter.”

He concluded, “We are strengthening our position within the fragrance industry overall and especially within the designer/prestige category. As we announced late last year, the Lacoste fragrance business will be directed and operated by our Paris operations come January 2024.”

Raises 2023 Guidance:

Michel Atwood, Chief Financial Officer noted, “While we continue to experience log jams in procuring certain components, we are benefitting from the ongoing strength of the worldwide selective fragrance market in which we are also gaining market share with sizable demand both for our key brands and our new licenses. We also see solid opportunity stemming from the reopening of China, particularly in the second half of the year. With first quarter sales further exceeding our expectations, we are raising our 2023 guidance calling for net sales of $1.25 billion up from $1.2 billion resulting in earnings per diluted share of $4.25 up from $4.00. Our current 2023 guidance assumes that the average dollar/euro average exchange rate remains at current levels and there is no significant resurgence of the COVID-19 pandemic.”

About Inter Parfums, Inc.:

Operating in the global fragrance business since 1982, Inter Parfums, Inc. produces and distributes a wide array of prestige fragrance and fragrance-related products under license agreements with brand owners. The Company manages its business in two operating segments, European based operations, through their 72% owned subsidiary, Interparfums SA, and United States based operations.

The portfolio of prestige brands includes Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan, DKNY, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, MCM, Moncler, Montblanc, Oscar de la Renta, S.T. Dupont, Ungaro, and Van Cleef & Arpels, whose products are distributed in over 120 countries around the world through an extensive and diverse network of distributors. Inter Parfums, Inc. is also the registered owner of several trademarks including Lanvin and Rochas.

Forward-Looking Statements:

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2022 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Michel Atwood, CFO		The Equity Group Inc.
(212) 983-2640		Karin Daly (212) 836-9623/ kdaly@equityny.com
matwood@interparfumsinc.com		Linda Latman (212) 836-9609/ llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

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